Exhibit 99.1

Lehigh Gas Partners LP Reports First Quarter 2014 Results

ALLENTOWN, PA (May 7, 2014) - Lehigh Gas Partners LP (NYSE: LGP) (the “Partnership,” “we,” or “us”) today reported its financial results for the quarter ended March 31, 2014 and declared its first quarter 2014 cash distribution of $0.5125 per unit ($2.05 per unit on an annual basis).

In the First Quarter of 2014, the Partnership:

•	Distributed 159.6 million gallons of fuel compared to first quarter 2013 volume of 149.7 million gallons of fuel, a 6.6% increase.

•	Generated gross profit from fuel sales of $9.7 million compared to first quarter 2013 gross profit from fuel sales of $9.9 million, a 2.8% decrease.

•	Generated net rental income (rent income minus rent expense) of $6.9 million compared to first quarter 2013 net rental income of $6.4 million, a 7.8% increase.

•	Generated EBITDA and Adjusted EBITDA of $11.5 million and $11.0 million, respectively, compared to first quarter 2013 EBITDA and Adjusted EBITDA of $12.4 million and $12.6 million, respectively, a 7.2% and 13.1% decline, respectively.

•	Generated Distributable Cash Flow of $7.2 million or $0.39 per weighted average common unit on a diluted basis compared to first quarter Distributable Cash Flow of $9.3 million or $0.62 per common unit

•	Entered into a $450 million amended and restated credit facility, increasing by $126 million the Partnership’s borrowing capacity

•	Declared a first quarter distribution of $0.5125 per unit, maintaining the Partnership’s distribution rate from the fourth quarter of 2013 and representing a 13.3% increase from the first quarter 2013 distribution.

First Quarter 2014 Results

Net income for the first quarter of 2014 totaled $1.4 million or $0.07 per weighted average common unit on a diluted basis. For the quarter, EBITDA totaled $11.5 million, Adjusted EBITDA totaled $11.0 million and Distributable Cash Flow amounted to $7.2 million or $0.39 per weighted average common unit on a diluted basis. Please refer to the section included herein under the heading “Non-GAAP Financial Measures of “EBITDA”, “Adjusted EBITDA” and “Distributable Cash Flow” for a discussion of our use of non-GAAP adjusted financial information.

“We continued to face margin headwinds during the quarter as motor fuel prices rose during the period, continuing their upward trend that began in the fourth quarter. In addition, the harsh winter in the Northeast also depressed demand for the quarter,” said Chairman and CEO Joe Topper. “Over a yearly cycle, margins tend to normalize and demand increases as we enter into the warmer months of the year. We set our distribution policy with these factors in mind and our declared first quarter distribution is consistent with our objective to maintain a sustainable, prudent level of distributions over a yearly cycle,” Topper added.

Total revenue amounted to $482.0 million for the quarter ended March 31, 2014, consisting of $471.2 million of aggregate revenues from fuel sales, including revenues from fuel sales to affiliates, and $10.7 million of aggregate rent income, including rent income from affiliates. During the quarter, we wholesale distributed 159.6 million gallons of fuel at an average selling price of $2.899 per gallon and at an average wholesale gross margin of $ 0.059 per gallon, resulting in a wholesale gross profit of $9.4 million. During the quarter, we retail distributed 15.2 million gallons at an average selling price of $3.508 per gallon and at an average retail gross margin of $0.021 per gallon, resulting in a retail gross profit of $0.3 million. Total gross profit from motor fuels for the quarter was $9.7 million. For the quarter ended March 31, 2013, the Partnership wholesale distributed 149.7 million gallons of fuel at an average selling price of $3.080 per gallon and an average margin of $0.066 per gallon, resulting in a gross profit of $9.9 million. In the first quarter of 2013, the Partnership recorded $10.3 million in rent income.

The decrease in gross profit from fuel sales for the first quarter of 2014 relative to 2013 was primarily due to the lower average fuel margin for the quarter in 2014, mitigated by the increase in volume relative to the first quarter of 2013. Based on U.S. Energy Information Administration data, retail fuel prices on the East Coast rose by approximately 5% during the quarter. In general, rising fuel prices tend to decrease margins. The increase in fuel volume for the quarter was primarily due to the acquisitions completed in the third and fourth quarters of 2013, offset by volume declines due to weather, certain marketplace volume declines and, on a net basis, certain dealer supply contracts that did not renew. The increase in rental income is attributable to the impact of acquisitions completed during the past year offset by the termination of leases associated with the commission site conversion in the third quarter of 2013 and certain closed sites.

Total expenses amounted to $476.5 million for the quarter ended March 31, 2014, including rent expense of $3.8 million, operating expenses of $2.2 million, depreciation and amortization of $5.9 million, and selling, general and administrative expenses of $4.5 million. Included in selling, general and administrative expenses for the quarter is $0.3 million in acquisition expenses related to acquisitions announced subsequent to the end of the quarter. For the quarter, the Partnership also recorded income tax expense of $0.1 million. For the quarter ended March 31, 2013, total expenses amounted to $464.4 million, including rent expense of $3.9 million, operating expenses of $0.8 million, depreciation and amortization of $4.8 million and selling, general and administrative expenses of $3.6 million.

The decrease in rent expense for the quarter is due the termination of certain Getty leases that occurred during the quarter. Operating expenses increased by $1.4 million for the quarter relative to 2013 primarily due the increase in the number of sites owned or leased as result of acquisitions, including completing deferred maintenance on certain acquired sites, increased operating expenses associated with the commission class of trade sites, and the timing of the completion of certain maintenance items. In addition, operating expenses include a $0.4 million charge relating to the termination of the contracts at certain Chevron branded sites and the work associated with rebranding the sites to Exxon. Selling, general and administrative expenses increased in the first quarter of 2014 relative to 2013 primarily due to an increase in equity based compensation.

Acquisition and Financing Activity

Acquisitions

Atlas Acquisition

As previously announced, the Partnership entered into an agreement on April 16, 2014 to acquire 55 wholesale supply contracts, two commission marketing contracts, 11 fee or leasehold sites and certain other assets from affiliates of Atlas Oil Company for $38.5 million, subject to certain closing adjustments. In addition, the Partnership will acquire certain short-term financing assets associated with the wholesale supply and commission marketing contracts for the face value of the financing assets at closing.

The assets are located in the metro Chicago area and are branded BP. The wholesale supply contracts have a remaining average term of 15 years and the fee or leasehold sites are currently leased to third party commission agents. The short-term financing assets relate to previously negotiated purchase agreements of certain sites by the dealers occupying the locations. All of the financing assets relate to sites supplied under contracts acquired in this transaction. The transaction is expected to close in the second quarter of 2014 and will be funded by availability under the credit facility.

PMI Acquisition

As previously announced, on April 30, 2014, the Partnership acquired Roanoke, VA based Petroleum Marketers, Inc. (“PMI” or the “Company”) for net total consideration of $61 million. PMI operates two primary lines of business: convenience stores and petroleum products distribution. In its convenience store business, PMI operates 85 convenience stores and 9 co-located branded quick service restaurants located primarily along the Interstate 81 corridor in Virginia, with a concentration in the Roanoke, VA area. The petroleum products business distributes motor fuels and other petroleum products to customers throughout Virginia, West Virginia, Tennessee and North Carolina.

As part of the acquisition of PMI, LGP divested the lubricants portion of the petroleum products distribution business at closing for $14 million, which is reflected in the net total consideration for PMI of $61 million. The lubricants business was divested to an unrelated entity financed by the Chairman and CEO of LGP, Joe Topper, with the intent to sell the business to an independent third party at a later date. As part of the purchase agreement for the divestiture of the lubricants business, LGP is entitled to receive the profit, if any, from the sale of the lubricants business to a third party. The transaction was funded under the Partnership’s credit facility.

Subsequent to the quarter close and in conjunction with the acquisition of PMI and the pending acquisition of the Atlas assets, the Partnership amended its Omnibus Agreement with its general partner and Lehigh Gas Corporation with regards to the management fee. The revised management fee consists of a base monthly fee of $670 thousand per month and a variable fee of between zero and $0.003 per gallon of wholesale fuel distributed and $0.015 per gallon of retail fuel sold.

The Partnership divested two sites during the quarter for a total gain of $1.5 million.

Financing Activity

As previously announced, on March 4, 2014, the Partnership entered into a $450 million amended and restated credit facility. The amended and restated facility replaced the Partnership’s prior $324 million credit facility. In addition to the increased borrowing capacity, the amended and restated facility provides the Partnership with increased financial and operational flexibility and a longer tenor than the prior facility.

As of March 31, 2014, the Partnership had $158.9 million in outstanding borrowings under its credit facility. The Partnership had a nominal $278.0 million available for borrowing, net of outstanding borrowings and letters of credit.

Distributions to Unitholders

The Partnership announced today that the Board of Directors of its general partner approved the Partnership’s cash distribution for the first quarter of $0.5125 per unit ($2.05 per unit on an annual basis). The distribution represents an annual distribution rate of 7.6% based on the Partnership’s common unit closing price on May 6, 2014 of $26.92 and a 13.3% increase from the first quarter 2013 distribution. The first quarter distribution is payable on May 29, 2014 to all unitholders of record as of May 19, 2014. In reviewing its distribution policy, the Board determined that it will continue to evaluate the Partnership’s distribution each quarter.

First Quarter Earnings Call

The management team of the Partnership will hold a conference call on Thursday, May 8, 2014 at 9:30 AM ET to discuss the quarterly results. The dial-in information for the call is:

Live Dial-in Information:

Primary Dial-in #:	800.322.2803
Secondary Dial-in#:	617.614.4925
Participant Passcode:	16948480
Preregistration:	No

Replay Dial-in Information

Available From:	5/8/2014 1:30 PM ET
Available To:	5/15/2014 11:59 PM ET
Primary Dial-in #:	888.286.8010
Secondary Dial-in #:	617.801.6888
Participant Passcode:	65451915

About Lehigh Gas Partners LP

Lehigh Gas Partners, headquartered in Allentown, PA, is a leading wholesale distributor of motor fuels and owner and lessee of real estate used in the retail distribution of motor fuels. Formed in 2012, Lehigh Gas Partners distributes fuel to over 1,100 locations and owns or leases more than 625 sites in fourteen states: Pennsylvania, New Jersey, Ohio, Florida, New York, Massachusetts, Kentucky, New Hampshire, Maine, Tennessee, Maryland, Delaware, West Virginia and Virginia. The company is affiliated with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf and Citgo. LGP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for many additional brands. For additional information, please visit www.lehighgaspartners.com.

Investor Contact:

Karen Yeakel

Vice President, Investor Relations

Lehigh Gas Partners

610-625-8126

kyeakel@lehighgas.com

Forward Looking and Cautionary Statements

This press release and oral statements made regarding the subjects of this release may contain forward-looking statements, which may include, but are not limited to, statements regarding the Partnership’s plans, objectives, expectations and intentions and other statements that are not historical facts, including statements identified by words such as “outlook,” “intends,” “plans,” “estimates,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “anticipates,” “foresees,” or the negative version of these words or other comparable expressions. All statements addressing operating performance, events, or developments that the Partnership expects or anticipates will occur in the future, including statements relating to revenue growth and earnings or earnings per unit growth, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements. The forward-looking statements are based upon the Partnership’s current views and assumptions regarding future events and operating performance and are inherently subject to significant business, economic and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond the Partnership’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Partnership on its website or otherwise. The Partnership does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although the Partnership does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the Partnership cannot guarantee their accuracy. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, including the factors discussed in this report and those described in the “Risk Factors” section of the Partnership’s Form 10-K filed on March 10, 2014 with the Securities and Exchange Commission as well as in the Partnership’s other filings with the Securities and Exchange Commission. No undue reliance should be placed on any forward-looking statements.

Note to Non-United States Investors: This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of Lehigh Gas Partners LP’s distributions to non-U.S. investors as attributable to income that is effectively connected with a United States trade or business. Accordingly, Lehigh Gas Partners LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Lehigh Gas Partners LP

Consolidated Statements of Operations

($ in thousands, except per unit amounts)

	Three Month Period Ending March 31, 2014 (unaudited)	Three Month Period Ending March 31, 2013 (unaudited)
Revenues:

Revenues from fuel sales	296,784	218,304

Revenues from fuel sales to affiliates	174,405	242,865

Rent income	5,508	3,352

Rent income from affiliates	5,187	6,917

Other revenue	137	423

Total revenues	482,021	471,861

Costs and expenses:

Cost of revenues from fuel sales	291,780	214,278
Cost of revenues from fuel sales to affiliates	169,759	236,963

Rent expense	3,815	3,884

Operating expenses	2,198	820

Depreciation and amortization	5,936	4,839
Selling, general and administrative expenses	4,527	3,579

Gains on sales of assets, net	(1,480)	—

Total costs and operating expenses	476,535	464,363

Operating income	5,486	7,498

Interest expense	(4,027)	(3,379)

Other income, net	104	81

Income from continuing operations before income taxes	1,563	4,200

Income tax expense (benefit) from continuing operations	135	443

Net income and comprehensive income	1,428	3,757

Net income and comprehensive income	1,428	3,757
Incentive distribution right holders’ interest in net income	31	—

Limited partners’ interest in net income	1,397	3,757
Net income per common and subordinated unit – basic	$0.07	$0.25
Net income per common and subordinated unit – diluted	$0.07	$0.25
Weighted average limited partners’ units outstanding

Common units – basic	11,115,643	7,525,858

Common units – diluted	11,156,261	7,525,858

Subordinated units – basic and diluted	7,525,000	7,525,000

Supplemental Operating Metrics - ($ in thousands, except per gallon amounts)

	Three Month Period Ending March 31, 2014 (unaudited)	Three Month Period Ending March 31, 2013 (unaudited)

Revenues from fuel sales	296,784	218,304

Revenues from fuel sales to affiliates	174,405	242,865

Revenues from fuel sales - aggregate	471,189	461,169

Cost of revenues from fuel sales	291,780	214,278

Cost of revenues from fuel sales to affiliates	169,759	236,963

Cost of revenues from fuel sales - aggregate	461,539	451,241

Gross profit from fuel sales - aggregate (1)	9,650	9,928

Wholesale volume of gallons distributed (millions)	159.6	149.7

Wholesale selling price per gallon	$2.899	$3.080

Wholesale margin per gallon	$0.059	$0.066

Wholesale segment gross profit from fuel sales	9,360	9,928

Retail volume of gallons distributed (millions)	15.2	—

Retail selling price per gallon	$3.508	—

Retail margin per gallon	$0.021	—

Retail segment gross profit from fuel sales	321	—

Total gallons distributed (millions)	159.6	149.7

Total margin per gallon	$0.060	$0.066

Capital expenditures - maintenance	559	83

Capital expenditures - expansion	1,602	160

Note:

1.	First quarter 2014 includes (31) in unallocated gross margin related to the elimination of the wholesale segment’s profit relating to the retail segment’s ending inventory

Site Count

As of March 31, 2014, we distributed motor fuels to 801 sites in the following classes of business:

•	249 sites operated by independent dealers;

•	259 sites owned or leased by us and operated by LGO;

•	238 sites owned or leased by us and operated by lessee dealers;

•	55 sites owned or leased by us and operated by commission agents.

In addition, we distribute motor fuels to 13 sub-wholesalers who distribute to additional sites.

Lehigh Gas Partners LP

Condensed Consolidated Balance Sheets

($ in thousands)

(unaudited)

	March 31, 2014	December 31, 2013

Assets

Current assets:

Cash and cash equivalents	1,352	4,115

Accounts receivable, net	8,659	7,342

Accounts receivable from affiliates	18,129	16,558

Motor fuel inventory	2,625	2,141

Assets held for sale	2,628	1,328

Other current assets	4,342	4,012

Total current assets	37,735	35,496

Property and equipment, net	284,752	288,729

Intangible assets, net	45,272	47,005

Deferred financing fees, net	7,888	5,743

Goodwill	9,324	9,324

Other assets	11,860	5,324

Total assets	396,831	391,621

Liabilities and partners’ capital

Current liabilities:

Lease financing obligations, current portion	2,680	2,568

Accounts payable	22,308	20,567

Motor fuel taxes payable	8,208	7,186

Income taxes payable	37	9

Accrued expenses and other current liabilities	4,898	8,527

Total current liabilities	38,131	38,857

Long-term debt	186,053	173,509

Lease financing obligations	63,427	64,364

Other long-term liabilities	20,130	20,220

Total liabilities	307,741	296,950

Partners’ capital	89,090	94,671

Total liabilities and partners’ capital	396,831	391,621

Non-GAAP Financial Measures of “EBITDA”, “Adjusted EBITDA” and “Distributable Cash Flow”

We use the non-GAAP financial measures of “EBITDA”, “Adjusted EBITDA” and “Distributable Cash Flow” in this press release. EBITDA represents net income before deducting interest expense, income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA as further adjusted to exclude gains or losses on sales of assets, gains or losses on the extinguishment of debt, equity-based incentive compensation, equity-based director compensation and certain other non-cash items as deemed appropriate by management. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, maintenance capital expenditures net of any reimbursements and current income tax expense.

EBITDA, Adjusted EBITDA and Distributable Cash Flow are used as supplemental financial measures by management and by external users of our financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess our financial performance without regard to financing methods, capital structure or income taxes and our ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of our business on a consistent basis by excluding the impact of sales of our assets. EBITDA, Adjusted EBITDA and Distributable Cash Flow are also used to assess our ability to generate cash sufficient to make distributions to our unit-holders.

We believe the presentation of EBITDA, Adjusted EBITDA and Distributable Cash Flow provides useful information to investors in assessing our financial condition and results of operations. EBITDA, Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA, Adjusted EBITDA and Distributable Cash Flow have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. Additionally, because EBITDA, Adjusted EBITDA and Distributable Cash Flow may be defined differently by other companies in our industry, our definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income for each of the periods indicated.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA ($ in thousands)

	Three Months Ended March 31, 2014 (unaudited)	Three Months Ended March 31, 2013 (unaudited)

Net income	1,428	3,757

Plus:

Depreciation and amortization	5,936	4,839

Income tax expense	135	443

Interest expense	4,027	3,379

EBITDA	11,526	12,418

Plus: Non-cash equity compensation	914	196

Less: Gains on sales of assets, net	(1,480)	—

Adjusted EBITDA	10,960	12,614

Computation of Distributable Cash Flow ($ in thousands)

	Three Months Ended March 31, 2014 (unaudited)	Three Months Ended March 31, 2013 (unaudited)

Adjusted EBITDA	10,960	12,614

Less:

Cash interest expense	(3,044)	(2,760)

Maintenance capital expenditures	(559)	(83)

Current income tax expense	(144)	(452)

Distributable Cash Flow	7,213	9,319